UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2008

CARDTREND INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30013	98-0204780
(State of Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

800 5th Avenue , Suite 4100, Seattle, Washington 98104
(Address of principal executive offices)

(206) 447-1379
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01  Other Events

On April 22, 2008, we terminated RBSM LLP at 5, West 37th Street, 9th Floor, New York, NY 1008 as our independent registered public accounting firm and on the following day, we appointed Zhong Yi (Hong Kong) CPA Co. Ltd. at 9/F Chinachem, Hollywood Centre, Hollywood road, Central, Hong Kong as our independent registered public accounting firm. A Form 8K for the above events was filed on April 22, 2008.

Subsequent to the termination of RBSM LLP as our independent public accounting firm, we negotiated with RBSM LLP for the settlement of fees owed to them for the audit conducted by them for the fiscal year ended December 31, 2007, the report of which was filed on a Form 10KSB on April 15, 2008. On May 5, 2008, we issued to RBSM LLP a promissory convertible note (“Note”) for the value of $200,000 with an interest of 7% per annum and maturing on November 5, 2008. The Note is not secured and no mortgage, security, or lien is or shall be granted by the Company upon its assets as collateral security for the obligations of the Company evidenced by the Note. Upon the maturity of the Note, RBSM LLP shall have the right, and shall exercise such right, to convert all principal and interest due into shares of the Company’s common stock at a price equal to the average closing bid price per common share during the five (5) days preceding the date of maturity. Prior to and during the period when RBSM LLP was our independent registered public accounting firm, there was no arrangement made between the Company and RBSM LLP to settle any fee that may be owed to RBSM LLP by the issuance of any shares of the Company’s common stock through any means, including the Note. There is also no arrangement made between the Company and Zhong Yi (Hong Kong) CPA Co. Ltd. to settle any fee that may be charged by them for their services as our independent registered public accounting firm by means of issuance of shares of the Company’s common stock, including any promissory convertible note similar to the Note.

On October 30, 2008, the Company and RBSM LLP signed an agreement to extend the maturity of the Note to May 5, 2009 for a consideration of $5,000 paid by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDTREND INTERNATIONAL INC.
(Registrant)

Date: November 4, 2008	By:	KING K. NG
King K. Ng Director and Chief Executive Officer